                                                                    EXHIBIT 10.2



                       ASSET SALE AND PURCHASE AGREEMENT


                               Dated May 6, 1994
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                               TABLE OF CONTENTS
                               -----------------


       Paragraph No.       Description                                Page No.
       ------------        -----------                                -------


1.                         Sale and Purchase of Assets                   1

2.                         Assumption of Liabilities                     2

       2.1                 Assumption by Buyer                           2

       2.2                 Buyer's Acknowledgement                       3

3.                         Purchase Price and Payment                    3

       3.1                 Cash Purchase Price                           3

       3.2                 Assumption of Liabilities                     3

       3.3                 Return of Capital                             3

       3.4                 Allocation of Purchase Price                  3

4.                         The Closing                                   3

       4.1                 Date and Time                                 3

       4.2                 Transactions at the Closing                   4

5.                         Representations and Warranties                4

       5.1                 Representations and Warranties
                           of Sellers                                    4

           5.1.1           Organization and Power                        4

           5.1.2           Authority Relative to This Agreement          4

           5.1.3           Consents and Approvals; No Violation          4

           5.1.4           Title                                         5

       5.2                 Representations and Warranties of Buyer       5

           5.2.1           Organization                                  5

           5.2.2           Authority Relative to This Agreement          5

           5.2.3           Consents and Approvals; No Violation          6





                                      i
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       Paragraph No.       Description                              Page No.
       ------------        -----------                              -------


           5.2.4           Licenses                                      6

           5.2.5           Litigation and Claims                         6

           5.2.6           Performance of Assumed Obligations            6


6.                         Other Covenants and Agreements                7

       6.1                 Performance of Obligations                    7

       6.2                 Payment of Payables                           7

       6.3                 Payment of Taxes                              7

       6.4                 Responsibility for Costs and Expenses         7

       6.5                 Compliance with Agreements                    7

7.                         Miscellaneous                                 7

       7.1                 Entire Agreement                              7

       7.2                 Waivers and Amendments                        8

       7.3                 Governing Law and Forum                       8

       7.4                 Counterparts                                  8

       7.5                 Exhibits                                      8

       7.6                 Headings                                      8

       7.7                 Binding Effect                                8

       7.8                 Severability                                  8

       7.9                 Survival of Provisions                        9

       7.10                Bulk Transfer Provisions                      9





                                       ii
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                       ASSET SALE AND PURCHASE AGREEMENT


      THIS ASSET SALE AND PURCHASE AGREEMENT (the "Agreement") is made as of May 6, 1994, between Manchester Plastics, Ltd., a corporation amalgamated under the laws of the province of Ontario, Canada ("Seller") and Larizza Industries, Inc., an Ohio corporation ("Buyer").


                                    RECITAL

      Seller desires to sell and assign to Buyer, and Buyer desires to buy and assume from Seller, all of Seller's right, title and interest in certain assets and liabilities of Seller, upon the terms set forth in this Agreement.

      THEREFORE, the parties agree as follows:

1.    SALE AND PURCHASE OF ASSETS.

      Upon the terms set forth in this Agreement, at the Closing (as defined in Section 4.1), Seller shall sell, convey, assign and deliver to Buyer, and Buyer shall purchase or assume from Seller, all of Seller's right, title and interest (as lessee or owner) in and to all of the assets of Seller located at, or related to, the Seller's Manchester, Williamston (two), Homer or Ann Arbor, Michigan facilities or the business conducted at such facilities as of the date of this Agreement (collectively, the "Purchased Assets"). The "Purchased Assets" include the following:

      (a) the land, buildings, improvements and other real estate owned by the Seller and located in Ann Arbor, Homer, Manchester or Williamston, Michigan (the "Owned Real Estate").

      (b) the lease covering the land and buildings in Williamston, Michigan leased by Seller, together with the related leasehold estate (the "Lease").

      (c) all structures, facilities, fixtures, machinery, equipment, furniture, tools, rolling stock, inventories, receivables
           (including, without limitation, receivables from other divisions of Seller, which divisions are not included in the Purchased Assets), goods, intangibles, other personal property and leasehold improvements owned or leased by the Seller and at or related to the Owned Real Estate or the premises covered by the Lease or related to the business conducted by the Seller at the Owned Real Estate or the premises covered by the Lease.
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      (d)  all existing agreements and contracts to which the Seller is a party that are related to the Owned Real Estate or the premises covered by the Lease or related to the business conducted by the Seller at the Owned Real Estate or the premises covered by the Lease, including, without limitation, the contracts relating to the production of door panels for the Chrysler Jeep Grand Cherokee (the "Contracts").

      (e) all of Seller's licenses and permits that are related to the Owned Real Estate or the premises covered by the Lease or related to the business conducted by the Seller at the Owned Real Estate or the premises covered by the Lease.

      (f) all of Seller's files, records and related information that are related to the Owned Real Estate or the premises covered by the Lease or related to the business conducted by the Seller at the Owned Real Estate or the premises covered by the Lease.

      (g) all of Seller's patents, copyrights, trade names, trademarks and service marks, know-how and goodwill that are related to the Owned Real Estate or the premises covered by the Lease or related to the business conducted by the Seller at the Owned Real Estate or the premises covered by the Lease.

2.    ASSUMPTION OF LIABILITIES.

      2.1 Assumption by Buyer. Buyer shall, by appropriate instruments to be executed and delivered at the Closing, agree to perform, pay or discharge, to the extent not previously performed, paid or discharged, and to assume in full all obligations and liabilities of Seller relating to the Purchased Assets, other than the "Excluded Liabilities" (as defined below) (collectively, the "Assumed Liabilities"). "Excluded Liabilities" means (i) any liabilities of the Seller (including, without limitation, any such liabilities to the Buyer) not relating to the Purchased Assets, and (ii) the liabilities and obligations of the Seller to the banks (the "Banks") which are parties to the Credit Agreement, dated as of January 18, 1989, as amended, and related documents, or which are parties to the Credit Agreement, dated as of December 23, 1991, as amended, and related documents (collectively, the "Credit Documents"). The "Assumed Liabilities" include the following to the extent not paid as of the date of this Agreement and to the extent they are not Excluded Liabilities and to the extent they are related to the Purchased Assets: (i) any liability or obligation reflected or reserved against in Seller's books, records or financial statements, (ii) trade accounts payable, accruals and other current liabilities of the Seller, (iii) all of the Seller's obligations for services, goods, equipment

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or supplies regardless of whether delivered before, on or after the Closing,
(iv) all obligations, responsibilities or liabilities of Seller under the Lease or under the Contracts, (v) all obligations or liabilities of the Seller with respect to its employees, including salaries, commissions, bonuses, vacation pay, sick pay, severance pay, employee benefits, and unemployment taxes, and
(vi) all obligations or liabilities of the Seller to Buyer.

      2.2 Buyer's Acknowledgement. Buyer acknowledges and agrees that the Seller's sale of the Purchased Assets to Buyer is in reliance upon, and conditioned upon, Buyer's assumption of the Assumed Liabilities and that the total aggregate consideration to be paid by Buyer for the Purchased Assets is based upon and reflects Buyer's assumption and performance of the Assumed Liabilities.

3.    PURCHASE PRICE AND PAYMENT.

      3.1 Cash Purchase Price. For and in consideration of the sale of the Purchased Assets by Seller to Buyer pursuant to the terms of this Agreement, within 14 days of the date of the execution of this Agreement Buyer shall pay to Seller $20,625,000 (U.S.) in cash (the "Purchase Price").

      3.2 Assumption of Liabilities. As additional consideration for the sale of the Purchased Assets to Buyer, Buyer shall assume and agree to perform the Assumed Liabilities. Buyer shall execute appropriate instruments requested by Seller to evidence Buyer's assumption of the Assumed Liabilities.

      3.3 Return of Capital. An amount of the Purchased Assets with a fair market value equal to $35 million (Canadian) less the amount of Canadian dollars that could be purchased with the Purchase Price (at the spot exchange rate on the Closing Date) shall be distributed to Buyer as of the Closing Date as a return of paid-up capital, and the Seller's capital shall be reduced by the same amount.

      3.4 Allocation of the Purchase Price. The aggregate consideration for the Purchased Assets shall be allocated among the Purchased Assets as agreed upon by the parties. The parties agree that such allocation shall be conclusive and binding for all purposes, and Buyer and Seller shall each file all income or other tax returns in a manner consistent with such allocation.

4.    THE CLOSING.

      4.1 Date and Time. The sale and purchase of the Purchased Assets pursuant to this Agreement shall be closed and consummated (the "Closing") at 10:00 a.m. on May 6, 1994, or at such other time as may be mutually agreeable to the parties (the "Closing Date").

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      4.2  Transactions at the Closing.  At the Closing the parties shall take the following actions and execute and deliver the following documents:

           (a) Seller shall deliver to Buyer a Bill of Sale and Assignment and Assumption of Leases, Contracts and Liabilities in the form attached as
      Exhibit 4.2(a). Buyer shall deliver to Seller appropriate instruments of assumption of the Assumed Liabilities, including the Bill of Sale and Assignment and Assumption of Leases, Contracts and Liabilities in the form attached as Exhibit 4.2(a).

           (b) Seller shall deliver to Buyer warranty deeds in the form attached as Exhibit 4.2(b) transferring the Owned Real Estate to Buyer.

5.    REPRESENTATIONS AND WARRANTIES.

      5.1 Representations and Warranties of Seller. Seller represents and warrants to Buyer the following as of the date of this Agreement:

           5.1.1 Organization and Power. Seller is a corporation duly organized, validly existing and in good standing under the laws of the Province of Ontario. Seller has all requisite corporate power and authority to own, lease, and operate its assets, properties and business and to carry on its business as now being conducted.

           5.1.2 Authority Relative to This Agreement. Seller has full corporate power and authority to enter into and perform this Agreement. The execution, delivery and performance by Seller of this Agreement have been duly and validly authorized on behalf of the Seller by its Board of Directors and, if necessary, its shareholder. No other corporate action by the Seller is necessary to authorize Seller's execution and performance of this Agreement. This Agreement has been duly and validly executed and delivered by the Seller and constitutes a valid and binding agreement of the Seller, enforceable against the Seller in accordance with its terms, except as it may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights and except that the remedy of specific performance and injunctive and other forms of equitable relief are subject to equitable defenses and to the discretion of the court before which any proceedings may be brought.

           5.1.3 Consents and Approvals; No Violation. Except for any consents required under the Credit Documents, customer or supplier purchase orders, service agreements, insurance policies, licenses and permits, and leases being assigned to, and assumed by, Buyer pursuant to this Agreement (which consents the parties acknowledge are not being obtained and which are hereby waived), and except as set forth in the attached Exhibit 5.1.3, neither the execution nor the performance by the Seller of this Agreement, (a) will require any authorization, consent or approval of any governmental or regulatory authority or of any other person or entity, the absence of which would have a material adverse effect on the business of Seller, (b) will conflict with, or breach any provision of, the Articles of

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Incorporation or bylaws of the Seller, (c) will conflict with, in any material respect, violate or breach, in any material respect, any provision of, or require the consent of any governmental agency or body or any third party, the absence of which would have a material adverse effect on the business of Seller, under, any of the provisions of any material authorization or order of any governmental agency or body or any third party, or any material note, lease, agreement or other instrument or obligation to which the Seller is a party, or by which it or any of its properties or assets may be bound, or (d) will violate, in any material respect, any material order, injunction, or arbitration award, or any statute, rule, regulation or ruling of any court or governmental authority, Canadian, United States or foreign, applicable to the Seller or to any of the Purchased Assets.

           5.1.4 Title. Except for those liens and encumbrances relating to assets described in UCC financing statements currently on file listing the Seller as debtor, except for liens and encumbrances in favor of the Banks in connection with the Credit Documents, and except as set forth in the attached
Exhibit 5.1.4, Seller has good, valid and marketable title to all of the Purchased Assets (except for Purchased Assets subject to leases assumed by Buyer pursuant to this Agreement) free and clear of all liens, encumbrances, security interests, mortgages and leases in favor of third parties. Seller has good and valid leasehold interests in all of the Purchased Assets subject to leases assumed by Buyer pursuant to this Agreement.

      5.2  Representations and Warranties of Buyer.   Buyer represents and
warrants to the Seller the following as of the date of this Agreement:

           5.2.1 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio. Buyer has all requisite corporate power and authority to own, lease and operate its assets, properties and business and the Purchased Assets and to carry on its business and the business related to the Purchased Assets as now being conducted.

           5.2.2 Authority Relative to This Agreement. Buyer has full corporate power and authority to enter into and perform this Agreement. The execution, delivery and performance by Buyer of this Agreement have been duly and validly authorized on behalf of Buyer by its Board of Directors. No other corporate action by Buyer is necessary to authorize Buyer's execution and performance of this Agreement. This Agreement has been duly and validly executed and delivered by Buyer and constitutes a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, except as it may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights and except that the remedy of specific performance and injunctive and other forms of equitable relief are subject to equitable defenses and to the discretion of the court before which any proceedings may be brought.

           5.2.3 Consents and Approvals; No Violation. Except for any consents required under the Credit Documents, customer or supplier purchase orders, service agreements, insurance policies, licenses and permits, and leases being assigned to, and assumed by, Buyer pursuant to this Agreement (which consents the parties acknowledge are not being obtained and which are hereby waived), and except as set forth in the attached Exhibit 5.2.3, neither the execution nor the performance by Buyer of this Agreement, (a) will require any authorization, consent or approval of any governmental or regulatory authority or of any other person or entity, the absence of which would have a material adverse effect on Buyer's business, (b) will conflict with, or breach any provision of, the Articles of Incorporation or bylaws of Buyer, (c) will conflict with, in any material respect, violate or breach, in any material respect, any provision of, or require the consent of any governmental agency or body or any third party, the absence of which would have a material adverse effect on Buyer's business, under, any of the provisions of any material authorization or order of any governmental agency or body or any third party, or any material note, lease, agreement or other instrument or obligation to which Buyer is a party, or by which it or any of its properties or assets may be bound, or (d) will violate, in any material respect, any material order, injunction, or arbitration award, or any statute, rule, regulation or ruling of any court or governmental authority, United States or foreign, applicable to Buyer or to any of its properties or assets.

           5.2.4 Licenses. Buyer has obtained, or will obtain as soon as practicable after the date of this Agreement, all licenses, permits, bonds, certifications, registrations, authorizations and approvals necessary to Buyer's operation of, and ownership and use of, the Purchased Assets.

           5.2.5 Litigation and Claims. There is no action, lawsuit, or proceeding pending or threatened, nor is there any claim or investigation against Buyer in any court or before any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or before any arbitrator that would preclude Buyer from consummating the transactions contemplated by this Agreement, preclude Buyer from performing all of the obligations assumed by it under this Agreement, or materially adversely affect Buyer from performing all of the obligations assumed under this Agreement. Buyer is not subject to any consent decree, order, writ, decree, injunction, judgment or other finding or determination of any court or before any Federal, State, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, in connection with any such proceeding to which Buyer is an affected party and which is applicable to Buyer's consummation of the transactions contemplated by this Agreement or its performance of this Agreement.

           5.2.6 Performance of Assumed Obligations. Buyer has all necessary and appropriate power, capacity and authority to, and Buyer shall, perform all obligations and responsibilities assumed by Buyer pursuant to this Agreement.

6.    OTHER COVENANTS AND AGREEMENTS.

      6.1 Performance of Obligations. Buyer shall perform any and all duties and obligations of Seller with respect to the Purchased Assets from and after the date of this Agreement, including, without limitation, all duties or obligations imposed pursuant to the Assumed Liabilities, the Contracts and the Lease or by any governmental body or agency or pursuant to any foreign, federal, state or local law, rule, regulation or ordinance, including, but not limited to, correction of any existing violations of any foreign, federal, state or local law, rule, regulation or ordinance, whether or not any of such duties, obligations or violations existed before the date hereof.

      6.2 Payment of Payables. After the date of this Agreement, Buyer shall make all payments and do all other things to cause the Assumed Liabilities assumed by Buyer pursuant to Section 2.1 to be paid in the ordinary course of business.

      6.3 Payment of Taxes. Buyer shall be responsible for, and shall discharge, all taxes, assessments, interest and penalties, including property and ad valorem taxes, with respect to the Purchased Assets relating to periods on or after the date of this Agreement.

      6.4 Responsibility for Costs and Expenses. Buyer shall be responsible for, and shall pay, all costs and expenses of any nature whatsoever arising from, or in any way connected with or related to, the Purchased Assets and incurred on or after the date of this Agreement, including, without limitation, rent or other payments arising with respect to leases, carrying costs, operating expenses and other costs and expenses, costs for materials and equipment, and cost of repairs. Seller shall have no costs or expenses whatsoever with respect to such Purchased Assets on or after the date of this Agreement.

      6.5 Compliance with Agreements. Buyer shall observe and comply with all covenants, terms and provisions, expressed or implied, contained in the agreements, the Contracts, the Lease and all other contracts pertaining to Seller's interest in the Purchased Assets.

      6.6 Assistance after Closing. Seller shall cooperate with Buyer after the Closing to the extent reasonably necessary to transfer of record title to any titled vehicles and to transfer any licenses or permits into Buyer's name.

7.    MISCELLANEOUS.

      7.1 Entire Agreement. This Agreement (including the Exhibits to this Agreement) contains the entire agreement among the parties with respect to the purchase and sale of the Purchased Assets and the other transactions contemplated by this Agreement and supersedes all prior agreements, commitments and discussions, written or oral, with respect to such transactions, which are merged into this Agreement and shall be of no further force or effect.





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
      7.2 Waivers and Amendments. This Agreement may be amended, modified, or superseded, and the terms and conditions of this Agreement may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege under this Agreement shall operate as a waiver of such right, power or privilege, nor shall any waiver on the part of any party of any right, power or privilege under this Agreement, nor any single or partial exercise of any right, power or privilege under this Agreement, preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege under this Agreement.

      7.3 Governing Law and Forum. This Agreement is being executed in the State of Michigan and shall be governed by and construed in accordance with the laws of the State of Michigan, except that if any provision of this Agreement would be illegal, void, invalid or unenforceable under such laws in connection with a suit or proceeding validly instituted in another jurisdiction, then the laws of such other jurisdiction shall govern insofar as is necessary to sustain the validity or enforceability of the terms of this Agreement.

      7.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

      7.5 Exhibits. The Exhibits to this Agreement are a part of this Agreement as if set forth in full in this Agreement.

      7.6 Headings. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

      7.7 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective permitted successors and assigns; provided that the parties may not assign or transfer any of their rights or delegate any of their obligations under this Agreement without the prior written consent of the other party, and any purported assignment or transfer by any party that is not in compliance with the foregoing is void.

      7.8 Severability. The provisions of this Agreement shall be deemed severable, and if any provision of this Agreement is determined to be illegal or invalid under applicable law, such provision may be changed to the extent reasonably necessary to make the provision, as so changed, legal, valid and binding. If any provision of this Agreement is determined to be illegal or invalid in its entirety, such illegality or invalidity shall have no effect on the other provisions of this Agreement, which shall remain valid, operative and enforceable

      7.9 Survival of Provisions. The provisions and the rights and obligations of the parties set forth in Sections 2, 3.2 and 6 shall survive and be binding upon and fully enforceable against the parties and their respective successors and assigns as applicable at all times on or after the date hereof, in accordance with their terms, except as otherwise expressly provided by this Agreement.

      7.10 Bulk Transfer Provisions. If the bulk transfer provisions of the applicable states' Uniform Commercial Codes were applicable to the transactions contemplated by this Agreement, it would be impracticable to comply with such provisions. Accordingly, Seller covenants to hold Buyer harmless from any claims and demands of creditors of Seller arising out of any failure of Buyer to comply with the bulk transfer provisions of the Uniform Commercial Code if such provisions would be applicable, except for claims and demands in connection with the Assumed Liabilities.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                        BUYER:
                                        LARIZZA INDUSTRIES, INC.


                                        By:  /s/ TERENCE C. SEIKEL

                                        Its:  Chief Financial Officer



                        SELLER:
                                        MANCHESTER PLASTICS, LTD.


                                        By:  /s/ TERENCE C. SEIKEL

                                        Its:  Chief Financial Officer




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                                 EXHIBIT INDEX
                                 -------------


        Exhibit Number                          Description
        --------------                          -----------

            4.2(a)                      Bill of Sale and Assignment and
                                          Assumption
            4.2(b)                      Warranty Deeds
            5.1.3                       Additional Required Consents
            5.1.4                       Additional Liens
            5.2.3                       Required Consents







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